Exhibit 99.1

Second Sight Reports Fourth Quarter and Full Year 2017 Financial Results

-- Year-over-year net sales in 2017 double to $8 million, driven by record implant volume --

SYLMAR, Calif.--(BUSINESS WIRE)--Mar. 7, 2018-- Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or “the Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision to blind patients, today reported financial results for the three- and twelve-month periods ended December 31, 2017.

Recent Company Highlights:

●	Generated net sales of $3.1 million in the fourth quarter of 2017 and $8.0 million for the full year, compared to $715,000 in the fourth quarter of 2016 and $4.0 million in the full year 2016, respectively;

●	Implanted 30 Argus® II Retinal Prosthesis Systems (Argus II) worldwide during the fourth quarter of 2017 for a total of 75 implants in 2017. This compares to seven implants in the fourth quarter of 2016 and a total of 42 implants in 2016, representing implant volume growth of 329% and 79%, respectively;

●	The first-in-human Orion™ Cortical Visual Prosthesis System (Orion) was successfully implanted and activated at the Ronald Reagan UCLA Medical Center (UCLA) as part of Second Sight’s feasibility clinical study; the patient was able to see phosphenes, or spots of light, on nearly every electrode tested and no serious adverse events were reported;

●	Received U.S. Food and Drug Administration (FDA) Breakthrough Device Designation for Orion, intended to help patients have more timely access to innovative medical devices by expediting their development, assessment, and review;

●	Submitted a Humanitarian Device Exemption Supplement to the FDA, requesting a label expansion that would allow treatment of better vision retinitis pigmentosa (RP) patients in the U.S.;

●	Announced that Palmetto GBA is the latest U.S. Medicare Administrative Contractor (MAC) to expand coverage for the Argus II and the related surgical procedure. Medicare beneficiaries in Alabama, Georgia and Tennessee now have access to the Argus II, bringing the total coverage to 31 states, two territories and the District of Columbia;

●	Ontario Health Technology Advisory Committee recommended public funding for the Argus II in the province of Ontario, Canada in November 2017. The Company expects Ontario Ministry of Health and Long-Term Care to approve the funding within the next few months;

●	Reimbursement for the Argus II was renewed in Germany for the 2018 calendar year, marking the eighth year that Argus II implants have been reimbursed through the NUB program; and,

●	Added a new Center of Excellence in Houston, TX in January 2018 and continued expansion of the Company’s global footprint with market entry into Singapore and Iran.

“2017 was an important year for Second Sight in which we achieved significant revenue and implant growth, validating our Centers of Excellence strategy and strengthening our commercial platform. We expanded our reach into new markets around the world and established a solid funnel of candidates interested in our technology through our proactive U.S. patient outreach efforts. And we recently delivered on our most ambitious goal – implanting and activating the first-in-human subject in the Orion feasibility study. Building on our notable achievements, we are confident in our ability to advance our commercial, R&D and clinical research efforts and expand our market reach in 2018,” said Will McGuire, President and CEO of Second Sight.

Fourth Quarter 2017 Financial Results

Total net sales were $3.1 million for the fourth quarter of 2017, compared with $715,000 in the fourth quarter of 2016. Revenue growth was driven by the increase in implants.

Gross profit was $1.2 million in the fourth quarter of 2017, compared to a $2.6 million gross loss in the fourth quarter of 2016. Gross profit in the fourth quarter of 2017, included a credit of $1.4 million to partially reverse a previously established reserve for slow-moving inventory and a $0.8 million charge for unabsorbed overhead costs. The gross loss for the fourth quarter of 2016, included a $2.1 million reserve for slow-moving inventory and a $0.7 million charge for unabsorbed overhead costs.

Total operating expenses in the fourth quarter of 2017 were $8.7 million, compared to $7.8 million in the fourth quarter of 2016, reflecting higher personnel and consulting costs related to the Company’s development and commercial efforts. Grant revenue, which is used to offset research and development costs, declined to $121,000 in the fourth quarter of 2017, compared to $381,000 in the fourth quarter of 2016, due to a grant that was fully utilized by the end of the first quarter of 2017, and provided no benefit in the fourth quarter of 2017.

Net loss for the fourth quarter of 2017 was $7.4 million, or $0.13 per share, compared to a net loss of $10.4 million, or $0.24 per share, in the prior year quarter.

The non-GAAP adjusted net loss for the fourth quarter of 2017, excluding non-cash charges, was $7.8 million, or $0.14 per share, compared with a non-GAAP adjusted net loss of $7.4 million, or $0.17 per share in the fourth quarter of 2016.

Full Year 2017 Financial Results

Total net sales were $8.0 million in 2017, compared to $4.0 million in 2016. This increase is mainly due to the higher number of implants and a higher average revenue per implant in 2017 compared to the prior year.

Gross profit in 2017 was $2.8 million, versus a gross loss of $6.1 million in the comparable 2016 period. Gross profit in 2017 included a credit of $3.1 million to partially reverse for a previously established reserve for slow-moving inventory and a $2.8 million charge for unabsorbed overhead costs. The gross loss in 2016 included a $4.7 million reserve for slow-moving inventory and a $2.8 million charge for unabsorbed overhead costs.

Total operating expenses in 2017 were $31.5 million compared to $27.1 million in 2016. This increase is primarily due to higher costs for compensation and outside consultants as the Company increased its commercial and development activities. Grant revenue, which is used to offset research and development costs, also declined from $2.4 million in 2016 to approximately $400,000 in 2017, and provided minimal expense offset during the year compared to the prior year period.

Operating loss in 2017 was $28.6 million, compared to an operating loss of $33.2 million in 2016.

Net loss in 2017 was $28.5 million, or $0.53 per share, compared with a net loss of $33.2 million, or $0.84 per share in 2016. The non-GAAP adjusted net loss in 2017, excluding non-cash expenses, was $27.6 million, or a loss of $0.51 per share, compared with a non-GAAP adjusted net loss of $24.8 million, or $0.63 per share in 2016.

As of December 31, 2017, Second Sight had $7.8 million in cash and money market funds.

2018 Key Objectives

●	Complete Orion feasibility trial enrollment and prepare for the initiation of the pivotal trial;

●	Gain increased visibility to Orion’s commercialization path including pivotal trial and post-market requirements via the FDA’s Breakthrough Device program;

●	Submit regulatory filings for next-generation Argus II externals and execute a commercial launch before year-end;

●	Pursue Argus II label expansion in the U.S. to include better vision RP patients; and,

●	Demonstrate scalability of the Centers of Excellence commercial model as we grow the number of implanting centers, the U.S. patient database, and overall implant numbers in North America.

Conference Call

As previously announced, Second Sight management will host its fourth quarter and full year 2017 conference call as follows:

Date		Wednesday, March 7, 2018
Time		4:30 PM EST
Telephone	U.S.:	(800) 667-9916
	International:	(303) 223-4389
Webcast (live and archive)		www.secondsight.com under the ‘Investor Relations’ section.

A replay of the conference call will be available for two weeks after the call’s completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21885326. The archived webcast will be available for 30 days via the aforementioned URL.

About Second Sight

Second Sight’s mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed, and now manufactures and markets, the Argus® II Retinal Prosthesis System. Development of new hardware and software intended to improve the quality of the vision produced by the Argus system is ongoing. Second Sight is also developing the Orion™ Visual Cortical Prosthesis to restore some vision to individuals who are blind due to many causes other than preventable or treatable conditions. Second Sight’s U.S. Headquarters are in Sylmar, California, and European Headquarters are in Lausanne, Switzerland. For more information, please visit www.secondsight.com.

About the Argus II Retinal Prosthesis System

Second Sight’s Argus II System provides electrical stimulation that bypasses defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound retinitis pigmentosa (RP). The Argus II works by converting images captured by a miniature video camera mounted on the patient’s glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses stimulate the retina’s remaining cells, intending to result in the perception of patterns of light in the brain. The patient must learn to interpret these visual patterns, having the potential to regain some visual function. The Argus II was the first artificial retina to receive widespread commercial approval, and is offered at approved centers in Canada, France, Germany, Italy, Russia, Saudi Arabia, Singapore, South Korea, Spain, Taiwan, Turkey, the United Kingdom, and the United States. Further information on the long-term benefits and risks can be found in the peer reviewed paper at: http://www.sciencedirect.com/science/article/pii/S0161642016305796

About the Orion Visual Cortical Prosthesis System

Like the Argus II, the Orion converts images captured by a miniature video camera mounted on the patient’s glasses into a series of small electrical pulses. The Orion is designed to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the visual cortex, intended to result in the perception of patterns of light. By bypassing the retina and optic nerve and directly stimulating the visual cortex, a cortical prosthesis system has the potential to restore useful vision to many more patients than the Argus II, including patients completely blinded due to many reasons, including glaucoma, diabetic retinopathy, or forms of cancer and trauma. The Company has initiated a feasibility study in the U.S. at two centers: the Ronald Reagan UCLA Medical Center and Baylor College of Medicine in Houston. The first-in-human subject was implanted and activated as part of the first-in-human clinical studies with the Orion in 2018. No clinical data is yet available for the Orion.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report, on Form 10-K, to be filed on or before April 2, 2018, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Non-GAAP net loss and Non-GAAP net loss per share which are non-GAAP financial measures. Non-GAAP net loss and Non-GAAP net loss per share are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of the Company’s liquidity. In addition, the Company’s definition of Non-GAAP net loss and Non-GAAP net loss per share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Non-GAAP net loss and Non-GAAP net loss per share, as defined by the Company, represent net loss adjusted for non-cash stock-based compensation and a reserve for excess inventory. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company’s business operations and facilitates comparisons to the Company’s historical operating results. For a full reconciliation of Non-GAAP net loss to the most comparable GAAP financial measures, please see the tables at the end of this press release.

Financial Tables Follow

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash	$604	$539
Money market funds	7,235	10,336
Accounts receivable, net	1,831	274
Inventories, net	2,700	3,416
Prepaid expenses and other current assets	795	717

Total current assets	13,165	15,282

Property and equipment, net	1,299	1,489
Deposits and other assets	33	39

Total assets	$14,497	$16,810

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$826	$1,156
Accrued expenses	2,330	2,088
Accrued compensation expenses	2,266	1,600
Accrued clinical trial expenses	623	629
Deferred revenue	64	85
Deferred grant revenue	—	104

Total current liabilities	6,109	5,662

Commitments and contingencies

Stockholders’ equity	8,388	11,148

Total liabilities and stockholders’ equity	$14,497	$16,810

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)
Net sales	$3,109	$715	$7,964	$3,985
Cost of sales	1,862	3,308	5,117	10,076
Gross profit (loss)	1,247	(2,593)	2,847	(6,091)

Operating expenses:
Research and development, net of grants	$2,271	2,081	7,893	5,347
Clinical and regulatory	1,135	748	3,062	2,703
Selling and marketing	2,512	2,516	9,569	8,989
General and administrative	2,762	2,445	10,932	10,080
Total operating expenses	8,680	7,790	31,456	27,119

Loss from operations	(7,433)	(10,383)	(28,609)	(33,210)

Interest and other income, net	24	13	93	31

Net loss	$(7,409)	$(10,370)	$(28,516)	$(33,179)

Net loss per common share – basic and diluted	$(0.13)	$(0.24)	$(0.53)	$(0.84)

Weighted average shares outstanding – basic and diluted	56,960	42,425	54,152	39,554

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Reconciliation of Non-GAAP Information to Most Comparable GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net loss	$(7,409)	$(10,370)	$(28,516)	$(33,179)

Add back non-cash charges:
Stock-based compensation	1,030	852	4,046	3,639
Excess inventory reserve	(1,375)	2,117	(3,106)	4,728
Non GAAP net loss	$(7,754)	$(7,401)	$(27,576)	$(24,812)

Net loss per share	$(0.13)	$(0.24)	$(0.53)	$(0.84)

Add back non-cash charges:
Stock-based compensation	0.02	0.02	0.08	0.09
Excess inventory reserve	(0.03)	0.05	(0.06)	0.12
Non GAAP net loss per share	$(0.14)	$(0.17)	$(0.51)	$(0.63)

View source version on businesswire.com: http://www.businesswire.com/news/home/20180307006175/en/

Source: Second Sight Medical Products, Inc.

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